                     SECURITY BENEFIT LIFE INSURANCE COMPANY

                   A MUTUAL COMPANY/FOUNDED IN 1892/TOPEKA, KS

   THE COMPANY'S PROMISE

   In consideration of the Premiums paid and the attached application, Security Benefit Life Insurance Company, subject to the terms of this Policy, will pay the benefit of this Policy according to its provisions when due proof of death, satisfactory to the Company, is received at our Home Office at 700 Harrison, Topeka, Kansas, 66636-0001.

   LEGAL CONTRACT

   PLEASE READ YOUR CONTRACT CAREFULLY. It is a legal Contract between the Owner and the Company, Security Benefit Life Insurance Company. The Policy's table of contents is on page 2.

   FREE LOOK RIGHT

   This Policy may be returned within (1) 20 days after the Owner receives it, or (2) 45 days after the application is signed, whichever is later, by delivering or mailing it to the Home Office or the agent through whom it was purchased. Immediately on such delivery or mailing, the Policy shall be deemed void from the beginning. All premiums paid on the Policy will be refunded to the Owner.

   The Company, when used in this Policy, means Security Benefit Life Insurance Company.

                  [ROGER K. VIOLA]           [HOWARD R. FRICKE]
                     Secretary                   President

                       A BRIEF DESCRIPTION OF THIS POLICY

   This is a Flexible Premium VARIABLE LIFE INSURANCE POLICY

   - The Policy proceeds are payable if the Insured dies before the Maturity Date and while the Policy is in force.

   - The Net Cash Surrender Value, if any, is payable on the Maturity Date if the Insured is alive and the Policy is in force.

   - Flexible Premiums are payable during the life of the Insured to the Maturity Date.

   -  This Policy is participating.

THIS POLICY'S ACCUMULATED VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS. SEE THE DEATH BENEFIT PROVISIONS FOR DETAILS.

       [LOGO]        SECURITY BENEFIT LIFE INSURANCE COMPANY
               A Member of The Security Benefit Group of Companies 700 Harrison, Topeka, KS 66636-0001 (913) 295-3000

                                                                     71-85010-00
8501 (1-94)                                                            BP 850111

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------
                                                      PAGE

DEFINITIONS.........................................   5

OWNERSHIP AND BENEFICIARY PROVISIONS................   6
     OWNERSHIP......................................   6
     JOINT OWNERSHIP................................   6
     CHANGE OF OWNERSHIP............................   6
     ASSIGNMENT.....................................   6
     BENEFICIARY DESIGNATION AND HOW TO CHANGE IT...   6
     DISTRIBUTION OF PROCEEDS.......................   6

PREMIUM PAYMENT PROVISIONS..........................   7-9
     PAYMENT OF PREMIUMS............................   7
     PREMIUM ALLOCATION.............................   7
     PREMIUM LIMITATION.............................   7, 8
     GRACE PERIOD AND LAPSE.........................   8
     MINIMUM DEATH BENEFIT GUARANTEE................   8
     NONFORFEITURE OPTIONS..........................   9
     REINSTATEMENT..................................   9

ACCUMULATED VALUE PROVISIONS........................   10, 11
     ACCUMULATED VALUE..............................   10
     FIXED ACCOUNT ACCUMULATED VALUE................   10
     FIXED ACCOUNT INTEREST CREDITING...............   10
     SEPARATE ACCOUNT ACCUMULATED VALUE.............   10
     DETERMINING ACCUMULATION UNITS.................   10, 11
     ACCUMULATION UNIT VALUE........................   11
     FLUCTUATION OF VALUES..........................   11
     SPLITTING UNITS................................   11

TRANSFER PROVISIONS.................................   12
     TRANSFERS......................................   12
     TRANSFER CHARGE................................   12

CHARGE AND DEDUCTION PROVISIONS.....................   12-14
     FEDERAL & STATE INCOME TAX CHARGE..............   12
     PREMIUM LOAD...................................   12
     MONTHLY DEDUCTION..............................   12
     COST OF INSURANCE CHARGE.......................   13
     DEDUCTIONS FROM VARIABLE ACCOUNTS..............   13
     ADMINISTRATIVE CHARGE..........................   13
     MORTALITY AND EXPENSE RISK CHARGE..............   14

MATURITY, SURRENDER AND WITHDRAWAL PROVISIONS.......   14
     MATURITY BENEFIT...............................   14
     RIGHT TO SURRENDER.............................   14
     NET CASH SURRENDER VALUE.......................   14
     PARTIAL WITHDRAWALS............................   14, 15

LOAN PROVISIONS.....................................   15
     POLICY LOANS...................................   15
     LOAN INTEREST..................................   15
     LOAN ACCOUNT...................................   15
     LOAN REPAYMENTS................................   15

DEATH BENEFIT PROVISIONS............................   16-18
     SPECIFIED AMOUNT...............................   16
     CHANGE IN SPECIFIED AMOUNTS....................   16
     DEATH BENEFIT OPTIONS..........................   16
     OPTION A.......................................   17
     OPTION B.......................................   17
     GUIDELINE MINIMUM DEATH BENEFIT................   17
     CHANGE IN DEATH BENEFIT OPTION.................   17
     DEATH BENEFIT PROCEEDS.........................   17-18

POLICY PROCEEDS PROVISIONS..........................   18, 19
     HOW PROCEEDS MAY BE PAID.......................   18
     OPTIONAL SETTLEMENT OPTIONS....................   18, 19
     ADDITIONAL PROVISIONS FOR PAYMENT OF PROCEEDS..   19

PAYMENT PROVISIONS..................................   20
     PAYMENT FROM THE VARIABLE ACCOUNTS.............   20
     PAYMENTS FROM THE FIXED ACCOUNT................   20

GENERAL PROVISIONS..................................   20-23
     THE CONTRACT...................................   20
     INCONTESTABILITY...............................   21
     MISSTATEMENT OF AGE AND SEX....................   21
     SUICIDE EXCLUSION..............................   21
     EFFECTIVE DATE.................................   21
     DATE OF TERMINATION............................   21
     DATES..........................................   21
     RIGHT TO EXCHANGE POLICY.......................   22
     CLAIMS OF CREDITORS............................   22
     RECEIVED BY THE COMPANY........................   22
     EXCHANGE OF INSURED............................   22, 23
     POLICY STATEMENTS..............................   23
     COMPLIANCE.....................................   23
     PARTICIPATING..................................   23
     BASIS OF VALUES................................   23

SEPARATE ACCOUNT PROVISIONS.........................   24, 25
     SEPARATE ACCOUNT DEFINED.......................   24
     OWNERSHIP OF SEPARATE ACCOUNT..................   24
     FUND DEFINED...................................   24
     ADDITION, DELETION OR SUBSTITUTION OF
     INVESTMENTS....................................   25

LIFE INCOME OPTIONS TABLES..........................   26, 27

APPLICATION
     ATTACHED TO AND A PART OF THIS POLICY..........

RIDERS OR ENDORSEMENTS (IF ANY)
     ATTACHED TO AND A PART OF THIS POLICY

--------------------------------------------------------------------------------
                             SECURITY ELITE BENEFIT
                  VARIABLE UNIVERSAL LIFE POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

OWNER NAME:  John Q. Doe                     POLICY NUMBER:  Specimen
INSURED NAME:  John Q. Doe                   POLICY DATE:  February 1, 1994
AGE OF INSURED:  35                          ISSUE DATE:  February 1, 1994
ADDITIONAL INSURED:  None                    MATURITY DATE:  February 1, 2054
PRIMARY BENEFICIARY:  Jane Q. Doe            CLASS OF RISK:  Preferred
CONTINGENT BENEFICIARY:  John Q. Doe, Jr.    BENEFIT OPTION:  Option A
SPECIFIED AMOUNT OF INSURANCE:  $750,000
MINIMUM SPECIFIED AMOUNT OF INSURANCE:  $100,000
MINIMUM INITIAL PREMIUM: 1/12 of the first year Minimum Death Benefit Guaranteed
   Premium
PLANNED PERIODIC PREMIUM:  $6,300.00 Annually
INITIAL PREMIUM PAYMENT:  $6,300.00 Annual
MINIMUM PERIODIC PREMIUM:  $50
ANNUAL MINIMUM DEATH BENEFIT GUARANTEE PREMIUM:  $6,300.00
GUIDELINE SINGLE PREMIUM:  $99,090.00
GUIDELINE LEVEL PREMIUM:  $9,000.00
OPTIONAL INSURANCE BENEFITS:  None

NOTE: It is possible that coverage will expire prior to the maturity date shown. Coverage will expire when the Net Cash Surrender Value is insufficient to pay the charges assessed on a Monthly Payment Date. The Accumulated Value may be based on the investment results of the Separate Account. The payment of premiums, in any amount or frequency, will not guarantee that the Policy will remain in force. The Policy will not lapse, however, if the Minimum Death Benefit Guarantee Premium is in effect as discussed under the Premium Payment Provisions.

--------------------------------------------------------------------------------
POLICY SPECIFICATIONS (CONTINUED)
--------------------------------------------------------------------------------

                       DEATH BENEFIT CORRIDOR PERCENTAGES

             ATTAINED            ATTAINED               ATTAINED
               AGE      %           AGE      %            AGE      %
              0-40     250           54     157            68     117
                41     243           55     150            69     116
                42     236           56     146            70     115
                43     229           57     142            71     113
                44     222           58     138            72     111
                45     215           59     134            73     109
                46     209           60     130            74     107
                47     203           61     128         75-90     105
                48     197           62     126            91     104
                49     191           63     124            92     103
                50     185           64     122            93     102
                51     178           65     120            94     101
                52     171           66     119
                53     164           67     118

FIXED ACCOUNT MINIMUM GUARANTEED INTEREST RATE:  4%

VARIABLE ACCOUNTS:
     Money Market
     High Grade Income
     Global Aggressive Bond
     Income Growth
     Equity Income
     Managed Asset Allocation
     Specialized Asset Allocation
     Growth
     Worldwide Equity
     Social Awareness
     Emerging Growth

LOAN ACCOUNT CREDITING RATE:  6%

POLICY LOAN INTEREST RATE PAYABLE IN ARREARS: 8% on Policy Debt outstanding during the first 10 policy years and 6.5% on Policy Debt outstanding thereafter.

PREMIUM LOAD: The applicable premium tax percentage required by your residence.

ANNUAL MORTALITY & EXPENSE RISK CHARGE:  0.90%

ANNUAL ADMINISTRATIVE CHARGE:  0.35%

COST OF INSURANCE CHARGE:  See Tables on Page 4 or 4A.

SURRENDER CHARGE:  None

TRANSFER CHARGE:  Up to $25

OPTIONAL INSURANCE BENEFITS GUARANTEED CHARGE:  See Tables on Page 4 or 4A.

METHOD FOR DEDUCTIONS: Cost of Insurance charges, transfer charges, premium taxes collected after the premiums are applied, and unallocated partial withdrawals will be deducted pro rata from the Accumulated Value. Mortality and expense risk and administrative charges are deducted daily from the assets of each Variable Account.

NOTE: It is possible that coverage will expire prior to the maturity date shown. Coverage will expire when the Net Cash Surrender Value is insufficient to pay the charges assessed on a Monthly Payment Date. The Accumulated Value may be based on the investment results of the Separate Account. The payment of premiums, in any amount or frequency, will not guarantee that the Policy will remain in force. The Policy will not lapse, however, if the Minimum Death Benefit Guarantee is in effect as discussed under the Premium Payment Provisions.

                   TABLE OF GUARANTEED COST OF INSURANCE RATES
                            MONTHLY RATES PER $1,000
                                    PREFERRED

                                         WAIVER OF MONTHLY                                              WAIVER OF MONTHLY
  ATTAINED           LIFE RATES         DEDUCTION PERCENTAGES*   ATTAINED        LIFE RATES            DEDUCTION PERCENTAGE
     AGE          MALE       FEMALE       MALE        FEMALE       AGE         MALE        FEMALE       MALE       FEMALE
     18          0.1358      0.0800       1.08         2.54         58        0.9117       0.6433       21.52**     21.75**
     19          0.1392      0.0825       1.08         2.54         59        1.0042       0.6858       22.57**     24.88**
     20          0.1400      0.0842       1.08         2.54         60        1.1075       0.7358        5.94**      4.74**
     21          0.1383      0.0858       1.19         2.76         61        1.2225       0.7975        5.15**      4.02**
     22          0.1358      0.0867       1.30         2.97         62        1.3550       0.8742        4.12**      3.16**

     23          0.1325      0.0883       1.41         3.19         63        1.5050       0.9683        4.04**      3.04**
     24          0.1292      0.0900       1.53         3.41         64        1.6717       1.0742        4.36**      3.21**
     25          0.1250      0.0917       1.64         3.63         65        1.8542       1.1883
     26          0.1225      0.0942       1.83         4.03         66        2.0517       1.3067
     27          0.1208      0.0958       2.01         4.44         67        2.2633       1.4275

     28          0.1200      0.0983       2.20         4.85         68        2.4933       1.5525
     29          0.1200      0.1017       2.39         5.26         69        2.7483       1.6917
     30          0.1208      0.1042       2.57         5.67         70        3.0367       1.8550
     31          0.1233      0.1075       2.81         6.34         71        3.3658       2.0542
     32          0.1267      0.1108       3.04         7.00         72        3.7458       2.2983

     33          0.1317      0.1150       3.27         7.67         73        4.1758       2.5908
     34          0.1375      0.1200       3.51         8.34         74        4.6483       2.9275
     35          0.1442      0.1258       3.74         9.01         75        5.1533       3.3033
     36          0.1517      0.1342       4.09         9.61         76        5.6867       3.7100
     37          0.1617      0.1442       4.44        10.20         77        6.2442       4.1458

     38          0.1725      0.1550       4.79        10.80         78        6.8292       4.6175
     39          0.1842      0.1667       5.13        11.40         79        7.4600       5.1400
     40          0.1983      0.1808       5.48        11.99         80        8.1567       5.7342
     41          0.2133      0.1958       6.09        12.65         81        8.9375       6.4175
     42          0.2292      0.2108       6.70        13.31         82        9.8183       7.2050

     43          0.2467      0.2258       7.30        13.97         83       10.7950       8.0933
     44          0.2658      0.2408       7.91        14.63         84       11.8483       9.0725
     45          0.2875      0.2575       8.52        15.29         85       12.9542      10.1317
     46          0.3108      0.2750       9.46        16.00         86       14.0983      11.2633
     47          0.3358      0.2942      10.40        16.71         87       15.2633      12.4658

     48          0.3633      0.3142      11.34        17.42         88       16.4442      13.7400
     49          0.3933      0.3367      12.29        18.13         89       17.6575      15.0958
     50          0.4275      0.3617      13.23        18.84         90       18.9208      16.5442
     51          0.4667      0.3892      14.26        19.37         91       20.2633      18.1183
     52          0.5117      0.4208      15.29        19.91         92       21.7350      19.8775
                                                                    93       23.4792      21.9458
     53          0.5633      0.4558      16.32        20.45         94       25.8192      24.6025
     54          0.6208      0.4917      17.35        20.99
     55          0.6850      0.5300      18.38        21.53
     56          0.7550      0.5683      19.42**      21.60**
     57          0.8292      0.6058      20.47**      21.68**

* Percentages of Total Monthly Deduction, based on attained age of the insured. The charge is the waiver percentage multiplied by the monthly deduction for the current month divided by 100.

** Premiums at these ages are renewal only.

                   TABLE OF GUARANTEED COST OF INSURANCE RATES
                            MONTHLY RATES PER $1,000
                                    STANDARD

                                          WAIVER OF MONTHLY                                             WAIVER OF MONTHLY
  ATTAINED           LIFE RATES         DEDUCTION PERCENTAGES*   ATTAINED        LIFE RATES            DEDUCTION PERCENTAGE
     AGE          MALE       FEMALE       MALE        FEMALE       AGE         MALE        FEMALE       MALE       FEMALE
     18          0.1842      0.0925       1.19         2.88         58        1.7092       0.9625       18.63**     21.04**
     19          0.1900      0.0950       1.19         2.88         59        1.8550       1.0150       19.58**     21.81**
     20          0.1933      0.0975       1.19         2.88         60        2.0175       1.0775        5.86**      4.70**
     21          0.1933      0.0992       1.33         3.12         61        2.2008       1.1558        5.09**      4.00**
     22          0.1900      0.1017       1.46         3.37         62        2.4075       1.2567        4.09**      3.15**

     23          0.1867      0.1042       1.60         3.61         63        2.6383       1.3792        4.02**      3.03**
     24          0.1817      0.1067       1.73         3.85         64        2.8908       1.5158        4.33**      3.20**
     25          0.1758      0.1092       1.87         4.09         65        3.1583       1.6600
     26          0.1725      0.1133       2.08         4.50         66        3.4383       1.8067
     27          0.1708      0.1167       2.30         4.91         67        3.7283       1.9483

     28          0.1708      0.1208       2.51         5.32         68        4.0325       2.0917
     29          0.1733      0.1258       2.72         5.73         69        4.3625       2.2475
     30          0.1775      0.1317       2.93         6.14         70        4.7267       2.4317
     31          0.1833      0.1367       3.16         6.78         71        5.1358       2.6650
     32          0.1908      0.1425       3.39         7.43         72        5.5983       2.9508

     33          0.2008      0.1500       3.62         8.07         73        6.1108       3.2908
     34          0.2125      0.1583       3.85         8.72         74        6.6725       3.6783
     35          0.2267      0.1675       4.07         9.36         75        7.2725       4.1017
     36          0.2433      0.1817       4.35         9.78         76        7.8858       4.5517
     37          0.2642      0.1983       4.63        10.20         77        8.5017       5.0217

     38          0.2875      0.2175       4.91        10.62         78        9.1242       5.5183
     39          0.3142      0.2383       5.19        11.04         79        9.7750       6.0592
     40          0.3450      0.2633       5.47        11.46         80       10.4758       6.6650
     41          0.3783      0.2900       5.96        11.91         81       11.2467       7.3525
     42          0.4150      0.3167       6.40        12.35         82       12.1008       8.1342

     43          0.4550      0.3433       6.86        12.80         83       13.0242       9.0367
     44          0.4992      0.3700       7.32        13.24         84       13.9858      10.0150
     45          0.5458      0.3983       7.79        13.68         85       14.9533      11.0542
     46          0.5942      0.4275       8.55        14.24         86       15.9033      12.1458
     47          0.6467      0.4575       9.31        14.79         87       16.8783      13.2792

     48          0.7033      0.4900      10.07        15.34         88       17.8942      14.4600
     49          0.7650      0.5258      10.83        15.89         89       18.9042      15.6875
     50          0.8333      0.5642      11.60        16.44         90       19.9233      17.0483
     51          0.9108      0.6050      12.44        16.89         91       20.9833      18.5133
     52          0.9983      0.6517      13.28        17.35         92       22.2125      20.1383
                                                                    93       23.7892      22.0467
     53          1.0975      0.7033      14.12        17.81         94       25.9392      24.6025
     54          1.2058      0.7558      14.96        18.26
     55          1.3217      0.8100      15.80        18.72
     56          1.4442      0.8633      16.74**      19.49**
     57          1.5733      0.9133      17.69**      20.27**

* Percentages of Total Monthly Deduction, based on attained age of the insured. The charge is the waiver percentage multiplied by the monthly deduction for the current month divided by 100.

** Premiums at these ages are renewal only.

--------------------------------------------------------------------------------
DEFINITIONS
--------------------------------------------------------------------------------

   Thefollowing definitions may be helpful in reading this Policy. Certain additional terms are defined in the text.

   AGE. The Insured's age as of his or her last birthday as of the Policy Date, increased by the number of complete Policy years elapsed.

   FREE LOOK PERIOD. The longer of 20 days after the Owner receives the Policy or 45 days after the application is signed. During this period, the Owner has the right to cancel the Policy as described on the cover page of the Policy.

   INSURED. The person on whose life the Policy is issued.

   IRS CODE. The Internal Revenue Code.

   MONTHLY PAYMENT DATE. The day each month on which certain policy changes are deducted from the Accumulated Value. This day is the monthly anniversary of the Policy Date (defined below). The first Monthly Payment Date is the Policy Date.

   OWNER. The person having rights to benefits under the Policy during the lifetime of the Insured. The Owner may or may not be the Insured. The Owner is shown in the application, which is made part of the Policy.

   POLICY DATE. (Shown on Page 3.) Policy months, years and anniversaries and the Monthly Payment Date are measured from this date.

   POLICY DEBT. The principal of any loan outstanding against the Policy, plus any accrued loan interest.

   POLICY SPECIFICATIONS PAGES. Policy data described on pages 3 and 3A of the Policy.

   SBL. Security Benefit Life Insurance Company. Its Home Office is at 700 Harrison Street, Topeka, Kansas, 66636-0001.

   VALUATION DATE. Each date on which the Separate Account is valued, which currently includes each day that the New York Stock Exchange is open for trading. The New York Stock Exchange is closed on weekends and on the following holidays: New Year's Day, Presidents' Day, Good Friday, Memorial Day, July Fourth, Labor Day, Thanksgiving Day, and Christmas Day.

   VALUATION PERIOD. The period that starts at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.

--------------------------------------------------------------------------------
OWNERSHIP AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNERSHIP

The Owner of this Policy is shown on Page 3. Unless otherwise provided, the Owner has all rights in the Policy. If the applicant names someone other than the applicant as Owner, the applicant has no rights in the Policy, unless later changed by the Owner. If the Owner dies before the Insured, the Owner's estate will become the Owner unless otherwise provided.

JOINT OWNERSHIP

If more than one person is named as Owner, they are joint owners. SBL will require the signature of all Owners named jointly on any Policy transaction. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s). When the last joint owner dies, ownership passes through that person's estate, unless otherwise provided.

CHANGE OF OWNERSHIP

The Owner may designate a new owner by written notice acceptable to SBL. The written consent of all irrevocable beneficiaries must be obtained prior to the change. The change in ownership will take effect as of the date the notice was signed. The change will be subject to any payment made or other action taken by SBL before the change is recorded by SBL. SBL may require the Owner to submit the Policy to be endorsed. A change of ownership does not require a change of beneficiary.

ASSIGNMENT

This Policy may be assigned for any assignment to be binding on SBL, a signed copy of it must be filed with SBL. SBL will not accept any assignment that does not include the written consent of all irrevocable beneficiaries. SBL is not responsible for the validity of any assignment. Any rights caused by the assignment will be subject to any payments made or actions taken by SBL before the assignment is recorded. Any Policy Debt will remain in effect after assignment.

BENEFICIARY

BENEFICIARY DESIGNATION AND HOW TO CHANGE IT

The beneficiary is named in the application. However, the beneficiary may be changed by the Owner during the Insured's lifetime. To make a change, written notice acceptable to SBL must be received at the Home Office. SBL may require the Owner to submit the Policy to be endorsed. The change will take effect as of the date the request was signed. Any rights caused by the change will be subject to any payments made or actions taken by SBL before the written request is received.

DISTRIBUTION OF PROCEEDS

More than one primary beneficiary may be named and the share of proceeds each beneficiary is to receive may be specified. The respective shares will be paid to any primary beneficiary(s) alive at the death of the Insured. If none survive the Insured, payment will be made to any contingent beneficiary(s) alive at the death of the Insured. Surviving beneficiaries in the same class will receive equal shares unless otherwise stated.

If no beneficiary survives the Insured, the Death Benefit Proceeds will be paid to the Owner. If the Owner is the Insured, the Death benefit Proceeds will be paid to the Insured's estate. If any beneficiary dies with twenty-four (24) hours after the Insured, the Death Benefit Proceeds will be paid as if the beneficiary died before the Insured.

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PREMIUM PAYMENT PROVISIONS
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PAYMENT OF PREMIUMS

This Policy will not be in force until a full minimum initial premium as shown on page 3 has been paid.

All premiums should be paid at the Home Office of SBL or to an authorized agent of SBL. The agent who sold this Policy is authorized to collect only the first premium. A receipt will be furnished upon request.

No premium may be less than the Minimum Periodic Premium shown on page 3. All or a part of a premium payment will be rejected and returned to the Owner if it would exceed the maximum premium limits prescribed by federal tax law, as determined by SBL.

PREMIUM ALLOCATION

The initial premium, less the Premium Loan, and any other premiums, less the Premium Load, received by SBL during the Free Look Period will be allocated to the Money Market Variable Account. After the Free Look Period, the Accumulated Value in the Money Market Variable Account will be transferred to the Fixed and Variable Accounts according to the premium allocation specified in the application.

The Owner may allocate the premiums, less the Premium Load, to the Fixed Account and Variable Accounts, subject to the following. The minimum allocation to any of the Variable Accounts or the Fixed Account is the greater of $25 or $10% of the net premium. Only whole percentage allocations will be allowed by SBL.

Upon written request, the Owner may change the premium allocation. Subsequent premiums received by SBL, less the Premium Load, will be allocated to the Fixed and Variable Accounts according to the Owner's most recent instructions.

PREMIUM LIMITATION

In order for this Policy to be treated as life insurance under the IRS Code, the sum of the premiums paid less a portion of any withdrawals as defined in the IRS Code may not exceed the greater of:

   1)  the Guideline Single Premium; or

   2)  the sum of the Guideline Level Premiums to the date of payment.

The amounts of the Guideline Premiums are shown on page 3. The Guideline Premiums will change whenever there is a change in the Specified Amount of insurance or in other policy benefits. Such change will be shown in an Endorsement to Policy Specifications.

The Guideline Premiums are determined by SBL based upon the rules set forth in the IRS Code. SBL intends to adjust the Guideline Premiums to conform to any changes in the IRS Code.

In the event that a premium payment would exceed these limits, SBL reserves the right to refund the excess payment to the Owner. Further, SBL reserves the right to make distributions from the Policy to the extent SBL deems it necessary to continue to qualify this Policy as life insurance under the IRS Code.

SBL reserves the right to require evidence of insurability, satisfactory to SBL for any premium payment that would result in an increase in the difference between the death benefit and the Accumulated Value.

GRACE PERIOD AND LAPSE

When the Net Cash Surrender Value on any Monthly Payment Date is not enough to cover the current Monthly Deduction, SBL will notify the Owner at the Owner's last known address and any assignee of record. SBL will deduct the amount that is available. A minimum of three times the Monthly Deduction due when the deficit occurred must be received by SBL within 61 days from the mailing date of such notice. Upon receipt of the required payment, SBL will allocate the premium payment, less the Premium Load, to the Variable Accounts and Fixed Account according to the most recent premium allocation instructions. Any Monthly Deduction due will be charged to the Variable Account and the Fixed Account on a proportionate basis. The Policy will remain in force during this 61-day grace period and no interest will be charged on the premium due.

If the required payment is not received within the 61-day grace period, this Policy will lapse and will no longer be in force. If the Insured dies during the grace period but before the premium is paid, the portion of the premium required to provide insurance to the date of the Insured's death will be deducted from the death benefit payable under this Policy.

MINIMUM DEATH BENEFIT GUARANTEE

1. If, during the first five Policy years, the amount of premiums paid on the policy, less

   (a) outstanding Policy Debt; less

   (b) any Partial Withdrawals;

is greater than or equal to the monthly pro rata share of the Annual Minimum Death Benefit Guarantee Premium times the number of policy months the Policy has been in force;

then;

2. (a) during that period, the Policy will remain in force even if the Net Cash Surrender Value is not enough to cover the Monthly Deduction on any Monthly Payment Date; and

   (b) the death benefit will be available upon the death of the Insured.

3. If, at any time during such 5 year period,  the amount of premium paid;  less
   (a) outstanding Policy Debt; and (b) any partial withdrawals; is less than the monthly pro rata share of the Annual Minimum Death Benefit Guarantee Premium times the number of Policy months the Policy has been in force, SBL will notify the Owner at the Owner's last known address and any assignee of record; and

4. If the required payment is not received within 61 days from the date of the notice; this Minimum Death Benefit Guarantee will lapse and may not be reinstated. The Policy will be subject to lapse as described under Grace period and Lapse above.

NONFORFEITURE OPTIONS

If premiums are not paid as scheduled, the Policy may be continued or surrendered under one of the following options:

Continuation of Insurance (Extended Insurance) - Option 1. This Policy may be continued at the same Specified Amount subject to the Grace Period and Lapse and Charge and Deduction Provisions.

Full  Surrender  - Option 2. This  Policy  may be  surrendered  for its Net Cash
Surrender  Value  as  described  in  the  Maturity,   Surrender  and  Withdrawal
Provisions.

If no option is selected by the Owner, Option 1 - Continuation of Insurance will apply.

REINSTATEMENT

If the Policy has not been surrendered for cash, the Policy may be put back into force within three years from the date of lapse. To reinstate the Policy, the Owner must provide SBL with:

   1.  a written application;

   2.  evidence of insurability satisfactory to SBL;

   3. payment of a premium sufficient to provide enough Accumulated Value to cover the Monthly Deductions due at the time of lapse; and

   4. payment of an extra premium sufficient to keep the Policy in force for three months after reinstatement.

When this Policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse, subject to the following. If the Policy is reinstated after the first Monthly Payment Date following lapse, the Accumulated Value will be reduced by the amount of any Policy Debt on the date of lapse. No Policy Debt will exist on the date of reinstatement. If the Policy is reinstated on the Monthly Payment Date next following lapse, any Policy Debt on the date of lapse will also be reinstated. The corresponding portion of the Accumulated Value will be allocated to the Loan Account as described in the Policy Loan Provision.

The effective date of the reinstated policy will be the first Monthly Payment Date on or after the date SBL approves the reinstatement application. SBL will allocate the Accumulated Value and the premium payment, less the Premium Load, to the Separate Accounts and Fixed Account according to the Owner's most recent premium allocation instructions.

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ACCUMULATED VALUE PROVISIONS
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ACCUMULATED VALUE

The Accumulated Value of this Policy on any date is equal to the sum of the Policy's Accumulated Value in the Fixed and Variable Accounts plus any amount set aside in the Loan Account to secure Policy Debt.

FIXED ACCOUNT

FIXED ACCOUNT ACCUMULATED VALUE

The Accumulated value in the Fixed Account on any date is:

   1. the Accumulated Value in the Fixed Account on the prior Monthly Payment Date increased by interest;

   2. plus the amount of any premiums, less Premium Loan, received and allocated to the Fixed Account since the last Monthly Payment Date, increased by interest;

   3. minus the Monthly Deduction and other deductions due, if any, and assessed against the Fixed Account;

   4. minus the amount of any withdrawals, or transfers from the Fixed Account including transfers to the Loan Account, since the last Monthly Payment Date, increased by interest; and

   5. plus, the amount of any transfer to the Fixed Account, including transfers from the Loan Account, since the last Monthly Payment Date, increased by interest.

FIXED ACCOUNT INTEREST CREDITING

SBL will credit interest on the Accumulated Value in the Fixed Account at a rate not less than the Fixed Account Minimum Guaranteed Interest Rate shown on page 3A. At SBL's discretion, SBL may credit a higher rate of interest from time to time.

SEPARATE ACCOUNT

SEPARATE ACCOUNT ACCUMULATED VALUE

The Accumulated Value in the Separate Account is the sum of this Policy's Accumulated Value in each of the Variable Accounts. Assets in the Variable Accounts are divided into Accumulation Units. These units are a measure of value used for bookkeeping purposes. This Policy's Accumulated Value in each Variable Account is the product of the number of Accumulation Units for this Policy in that Variable Account times the Accumulation Unit Value of the Variable Account.

DETERMINING ACCUMULATION UNITS

The number of Accumulation Units for this Policy in a specific Variable Account is found by dividing: (1) the Accumulated Value of this Policy in the Variable Account; by (2) the Accumulation Unit Value for the Variable Account. SBL credits the Policy with Accumulation Units in a specific Variable Account as a result of:

   1. the amount of any premiums, less the Premium Load, received and allocated to that Variable Account; and

   2. transfers of Accumulated Value to that Variable Account, which includes transfers from the Loan Account.

SBL debits Accumulation Units in a specific Variable Account as a result of:

   1. transfers from that Variable Account, including transfers to the Loan Account;

   2.  surrenders and withdrawals from that Variable Account; and

   3. the Monthly Deduction, Mortality and Expense Risk charge, Administrative charge, and other deductions due, if any, and assessed against that Variable Account.

To find the number of Accumulation Units debited or credited in connection with a transaction, SBL divides the dollar amount of the transaction by the Accumulation Unit Value of the affected Variable Account.

The number of Accumulation Units will not change as a result of investment performance.

ACCUMULATION UNIT VALUE

The Accumulation Unit Value is determined on each Valuation Date. The initial Accumulation Unit Value for each Variable Account was set at $10. To calculate the Accumulation Unit Value of a Variable Account on any Valuation Date, SBL adjusts the Accumulation Unit Value from the prior Valuation Date for:

   1.  the investment performance of the Variable Account;

   2.  any dividends or distributions paid to the Variable Account;

   3. charges, is any, that may be assessed by SBL for income taxes imposed on the operation of the Variable Account;

   4. the mortality and expense risk charge deducted from the Variable Account, and

   5.  the administrative charge deducted from the Variable Account.

FLUCTUATION OF VALUES

The Accumulated Value of the Variable Accounts may be less than the total value of the premiums allocated to them adjusted for withdrawals, conversions, and benefits. SBL does not guarantee the investment performance of the portfolios in which the Variable Accounts are invested.

SPLITTING UNITS

SBL has the right to split the value of any Accumulation Unit if SBL deems a split to be in the best interest of the Owner and SBL. Any split made will be made equitably and will have no material effect on the benefits and provisions of the Policy.

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TRANSFER PROVISIONS
--------------------------------------------------------------------------------

TRANSFERS

After the Free Look Period, and while the Policy is in force, the Owner may transfer the Accumulated Value, or a part of it, among the Fixed Account and Variable Accounts subject to the following. The minimum amount that may be transferred is $500 or, if less, the total Accumulated Value in the Variable Account. No transfers may be made if the Policy is in a grace period and the required premium has not been paid. The total amount that may be transferred from the Fixed Account in a Policy Year is the greatest of:

   1.  $5,000; or

   2. 1/3 of the Accumulated Value in the Fixed Account at the time of the first transfer in the Policy Year; or

   3. 120% of the dollar amount transferred from the Fixed Account in the prior Policy Year.

SBL reserves the right for a period of time to allow transfers from the Fixed Account in amounts that exceed the limits set forth above ("Waiver Period"). In any Policy Year following such a Waiver Period, the total dollar amount that may be transferred from the Fixed Account is the greatest of: 1 above; 2 above; or

   3.  120% of the lesser of:

       a. the dollar amount transferred from the Fixed Account in the prior Policy Year; or

       b. the maximum dollar amount that would have been allowed under the transfer provisions above absent the Waiver Period.

SBL reserves the right at a future date to limit the size of transfers, and impose other limits on the number of transfers, the amount of transfers, and the amount left in the Fixed or Variable Accounts after a transfer.

TRANSFER CHARGE

A transfer charge (shown on Page 3A) for each extra transfer among the Variable Accounts after the first six transfers in each Policy Year may be deducted from the amount transferred to compensate SBL for the cost of processing the transfer. The transfer charge will not be imposed on transfers that occur as a result of policy loans or the exercise of exchange rights.

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CHARGE AND DEDUCTION PROVISIONS
--------------------------------------------------------------------------------

FEDERAL AND STATE INCOME TAX CHARGE

SBL reserves the right to make deductions from the Fixed Account and/or Variable Accounts for federal and state income taxes.

PREMIUM LOAD

A Premium Load is deducted from each premium payment prior to the allocation of the net premium to the Policy's Accumulated Value. The Premium Load consists of a state and local premium tax charge to pay state and local premium tax charge to pay state and local premium tax expense that applies. SBL reserves the right to deduct premium taxes when due or any time thereafter.

MONTHLY DEDUCTION

A Monthly Deduction is deducted from the Policy's Accumulated Value on the Policy Date and each Monthly Payment Date and is equal to the sum of the following items:

   1.  the monthly Cost of Insurance charge; and

   2.  the monthly cost of any additional benefits provided by rider.

The Monthly Deduction will be charged proportionately to the Accumulated Value in each Variable Account and the Fixed Account on the Monthly Payment Date.

COST OF INSURANCE CHARGE

Beginning on the Policy Date and monthly thereafter, there will be a charge equal to the cost of insurance which applies to the following:

   1.  the initial Specified Amount; plus

   2.  each increase in the Specified Amount.

The monthly Cost of Insurance Charge for the death benefit payable under this Policy is (1) multiplied by the result of (2) minus (3), where:

   (1) is applicable current cost of insurance rate;

   (2) is the death benefit on the first day of the Policy Month divided by 1.0032737; and

   (3) is the Accumulated Value on the first day of the Policy Month before the Monthly Deduction due.

The Cost of Insurance Rates are based on the Policy's Specified Amount and duration, and the age, sex (unless unisex cost of insurance rates apply), rating class, and underwriting class of the Insured. The current monthly cost of insurance rates will be determined by SBL. These rates will not exceed the guaranteed maximum monthly cost of insurance rates shown on page 4 or 4A. Any changes in the Cost of Insurance Rates will apply uniformly to all insureds of the same age, sex, rating class, underwriting class and Policy duration.

If there have been increases in the Specified Amount, then for purposes of the Cost of Insurance Charge, the Accumulated Value will first be applied to the initial Specified Amount. If the Accumulated Value exceeds the initial Specified Amount divided by 1.0032737, the excess will then be applied to any increase in Specified Amount in the order of increases. If the death benefit equals a percentage of the Accumulated Value, any increase in Accumulated Value will increase the death benefit. The Insured's rating class and the Policy duration for such increase will be the same as that used for the most recent increase in Specified Amount that has not ceased through a decrease in Specified Amount.

DEDUCTIONS FROM VARIABLE ACCOUNTS

The Administrative Charge and Mortality and Expense Risk Charge are deducted from each Variable Account on a daily basis.

ADMINISTRATIVE CHARGE

SBL will deduct the Administrative Charge daily from the average daily net assets of each Variable Account. The amount of this charge will not exceed the amount shown on page 3A. The Administrative Charge is assessed to reimburse SBL for the expenses to administer and maintain the Policy.

MORTALITY AND EXPENSE RISK CHARGE

SBL will deduct the Mortality and Expense Risk Charge daily from the average daily net assets of each Variable Account. The Mortality and Expense Risk Charge is to compensate SBL for assuming certain mortality and expense risks under the Policy.

The amount of the Mortality and Expense Risk Charge will not exceed the amount shown on page 3A.

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MATURITY, SURRENDER AND WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------

MATURITY BENEFIT

If the Insured is living on the Maturity Date and this Policy is then in force, SBL will pay the Accumulated Value less Policy Debt to the Owner and this Policy will cease. The Maturity Date is the Policy anniversary following the Insured's 95th birthday. The Maturity Date is shown on Page 3.

RIGHT TO SURRENDER

At any time during the lifetime of the Insured and prior to the Maturity Date, the Owner may surrender the Policy by sending the Policy and a written request to SBL. The amount paid upon surrender is the Net Cash Surrender Value at the end of the Valuation Period during which the surrender request is received at the Home Office. The Policy will cease as of the date SBL receives the surrender request. The Owner may elect to have the amount paid in a lump sum or under a payment option (see Policy Proceeds Provisions).

NET CASH SURRENDER VALUE

The Net Cash Surrender Value is the Accumulated Values less any Policy Debt.

PARTIAL WITHDRAWALS

Upon written request on and after the last day of the first Policy Year, while the Insured is living, the Owner may withdraw a portion of the Net Cash Surrender Value of this Policy as a partial withdrawal, subject to the following limits. Up to four partial withdrawals may be made during each Policy Year. The amount of a partial withdrawal may not be less than $500. The Net Cash Surrender Value after a partial withdrawal must be at least $1,000 plus an amount equal to the sum of the Monthly Deductions scheduled to be deducted from the Policy's Accumulated Value in the 36-month period directly following a partial withdrawal. The Specified Amount remaining in force after a partial withdrawal may not be less than the Minimum Specified Amount shown on page 3. Partial withdrawals are irrevocable.

The Accumulated Value and Net Cash Surrender Value will be reduced by the amount of the partial withdrawal. The partial withdrawal amount will be allocated in proportion to the Accumulated Value in the Fixed Account and Variable Account, unless otherwise requested by the Owner.

If the Owner has selected death benefit Option A and the death benefit is equal to the Specified Amount, the Specified Amount will be decreased by the amount of the partial withdrawal.

If the Owner has selected death benefit Option A and the death benefit is greater than the Specified Amount, the Specified Amount will be decreased by the amount of the partial withdrawal that exceeds: 1) the death benefit; less 2) the Specified Amount.

A partial withdrawal will not change the Specified Amount of the Policy if the Owner has selected death benefit Option B.

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LOAN PROVISIONS
--------------------------------------------------------------------------------

POLICY LOANS

The Owner may request a loan while the Policy is in force. When the loan is made, the Policy must be assigned to SBL to secure the loan. Any outstanding Policy Debt will be deducted from the proceeds payable at the Insured's death, on maturity, or on surrender.

The total amount that can be in the Loan Account is 80% of the Accumulated Value. The minimum loan amount is $1,000.

LOAN INTEREST

Interest on Policy Debt will accrue daily and is payable in arrears at the annual rate shown on page 3A. Interest not paid when due will bear interest at the same rate. SBL will add any interest not paid when due to the outstanding Policy Debt by: (1) deducting an amount equal to the loan interest from each Variable Account and the Fixed Account on a proportionate basis; and (2) transferring it to the Loan Account.

LOAN ACCOUNT

When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Fixed Account and Variable Accounts into the Loan Account to secure the loan. Unless the Owner requests otherwise, loan amounts will be deducted from the Fixed Account and Variable Accounts on a proportionate basis, up to the amount available. SBL will credit interest monthly on amounts in the Loan Account at the Loan Account Crediting Rate shown on page 3A. Interest is compounded annually.

LOAN REPAYMENTS

Any part of the Policy Debt may be repaid at any time while this Policy is in force. The minimum repayment SBL will accept is the lesser of $50 or the amount of the outstanding Policy Debt. Upon receipt of any loan repayment, an amount equal to the portion of any Policy Debt repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Fixed Account and Variable Accounts according to the Owner's most recent instructions, unless otherwise requested by the Owner in writing.

All funds received will be credited to this Policy as a premium unless clearly marked for loan repayment.

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DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

SPECIFIED AMOUNT

The initial amount of insurance is designated in the application. This amount is the Specified Amount and is shown on page 3. The Minimum Specified Amount is shown on page 3.

CHANGE IN SPECIFIED AMOUNTS

Subject to certain limits, the Owner may increase or decrease the Specified Amount of the Policy by written request acceptable to SBL. The Specified Amount of the Policy may be changed only after the first Policy Year and only once per Policy Year. SBL may limit the size of change in the Policy. The increase or decrease in the Specified Amount will become effective on the Monthly Payment Date on or following the date the written request is approved by SBL. An Endorsement to Policy Specifications will be issued. This Endorsement will include the following information:

   -   the effective date of the change in Specified Amount;

   -   the amount of the change and the new Specified Amount;

   -   the underwriting class; and

   -   the new Guideline Premiums.

If the Owner is not the Insured, SBL will require the consent of the Insured before approving a request.

To Increase the Specified Amount, the Owner must provide new evidence of insurability of the Insured satisfactory to SBL. An increase in the Specified Amount will result in certain increased charges, which will be deducted from the Accumulated Value of the Policy on each Monthly Payment Date.

The Specified Amount in force after any requested decrease may not be less than the Minimum Specified Amount shown on the page 3. Also, if following the decrease in Specified Amount, the Policy would not comply with the maximum premium limits required by federal tax law, the decrease may be limited or premiums may be returned to the Owner, to the extent required to meet these limits. The request for a decrease will not be allowed if the resulting Guideline Premiums required by federal tax law could cause an amount in excess of the Net Cash Surrender Value to be distributed from the Policy. Existing insurance will decrease or cease in the following order:

   1.  the most recent increase;

   2.  the next most recent increases in order; and

   3.  the original Specified Amount.

DEATH BENEFIT OPTIONS

The Policy provides two death benefit options (See Option A and Option B defined below). The Owner has the right to select one of the options at the time of application.

OPTION A

Under Option A, the death benefit is equal to the greater of: (1) the current Specified Amount of the Policy; or (2) the Guideline Minimum Death Benefit (described below) on the date of death. Under Option A, the death benefit will remain level at the Specified Amount unless the Guideline Minimum Death Benefit exceeds the current Specified Amount. At this point the amount of death benefit will vary as the Accumulated Value varies.

OPTION B

Under Option B, the death benefit is equal to the greater of: (1) the current Specified Amount plus the Accumulated Value of the Policy; or (2) the Guideline Minimum Death Benefit (described below) on the date of death. Accordingly, under Option B, the amount of death benefit varies as the Accumulated Value varies.

GUIDELINE MINIMUM DEATH BENEFIT

The Guideline Minimum Death Benefit at any time is the Accumulated Value times the applicable Death Benefit Corridor Percent (shown on page 3A). The Death Benefit Corridor Percents vary by the age of the Insured and will be at least equal to the cash value corridor in Section 7702 of the IRS Code, which sets forth the definition of a life insurance policy for tax purposes.

CHANGE IN THE DEATH BENEFIT OPTION

The Owner may change the death benefit option once per Policy Year after the first Policy Year by written request acceptable to SBL. The effective date of such change will be the Monthly Payment Date falling on or after the date the change is approved by SBL.

If the Owner changes from Option B to Option A, the Specified Amount will be increased by the amount of the Policy's Accumulated Value. If the Owner changes from Option A to Option B, the Specified Amount will be decreased by the amount of the Policy's Accumulated Value. A change from Option A to Option B will not be allowed if it would result in a Specified Amount which is less than the Minimum Specified Amount shown on page 3. The Owner must provide new evidence of insurability of the Insured satisfactory to SBL when requesting a change from Option A to Option B.

DEATH BENEFIT PROCEEDS

If the Insured dies while the Policy is in force, SBL will pay the Death Benefit Proceeds of the Policy in accordance with the death benefit option (A or B) in effect at the time of the Insured's death. The Death Benefit Proceeds consist of: (1) the death benefit under the Policy as of the date of death; plus (2) any additional benefits provided by rider; less (3) any outstanding Policy Debt; and, (4) if in the grace period, less any overdue charges. If the Minimum Death Benefit Guarantee is in effect as described in the Premium Payment Provisions, the Death Benefit Proceeds will consist of the death benefit under the Policy as of the date of death, plus any additional benefits provided by rider, reduced by any outstanding Policy Debt. The amount of the death benefit payable will be determined at the end of the Valuation Period during which the Insured's death occurs. At the option of the Owner, the Death Benefit Proceeds can be paid in a lump sum or pursuant to one of the settlement options set forth under the Policy (see Policy Proceeds Provisions).

SBL will pay the Death Benefit Proceeds to the beneficiary after SBL receives, at it Home Office: (1) proof of the Insured's death satisfactory to SBL; and (2) such other information as SBL may reasonably require. The actual Death Benefit Proceeds paid are subject to the conditions and adjustments defined in other Policy provisions, such as General Provisions, Withdrawal Provisions and Policy Loan Provisions. Death Benefit Proceeds will be paid to the surviving beneficiary or beneficiaries specified in the application or as later changed. If no beneficiary is chose, the Death Benefit Proceeds will be paid to the Owner or, if the Owner is the Insured, the Owner's estate.

--------------------------------------------------------------------------------
POLICY PROCEEDS PROVISIONS
--------------------------------------------------------------------------------

HOW PROCEEDS MAY BE PAID

The Owner may elect to have Death Benefit Proceeds or an amount paid upon surrender paid in one of the following ways instead of in a single sum. If the Owner has not elected an option at the time of death of the Insured, the beneficiary may choose one of the options. Election of an option must be made by written notice to SBL. SBL will not honor an election which requires SBL to make a periodic payment of less than $25.00.

OPTIONAL SETTLEMENT OPTIONS

1. DEPOSIT OPTION: The Death Benefit Proceeds are left on deposit with SBL with interest at the rate of not less than 2% per year. Interest will be paid annually, semiannually, quarterly or monthly as elected. Withdrawals of all or part of the Death Benefit Proceeds may be made by the payee at any time, except that any partial withdrawal must be at least $100.00.

2. FIXED PERIOD PAYMENT OPTION: The Death Benefit Proceeds are paid in annual, semiannual, quarterly or monthly installments for a set number of years (not more than 20) to be specified. Table A (see Settlement Options) shows the minimum amount payable monthly per $1,000 of proceeds for each number of years. An excess interest payment may be made at the end of each year depending on the interest rate then in use by SBL.

3. FIXED AMOUNT PAYMENT OPTION: The Death Benefit Proceeds are paid in equal annual, semiannual, quarterly or monthly installments until the amount applied under this option, with interest, is fully pad. Interest on the unpaid balance will be figured at a rate of not less than 2 1/2% per year. The final installment will be the remaining sum left with SBL.

4. LIFETIME PAYMENT OPTION: The Death Benefit Proceeds are paid in equal annual, semiannual, quarterly or monthly installments as shown in Table B (see Settlement Options). A period of 0, 5, 10, 15 or 20 years may be specified. Benefits will be paid for the length of the period, and afterward for as long as the payee lives.

5. JOINT LIFETIME PAYMENT OPTIONS: The Death Benefit Proceeds are paid in equal annual, semiannual, quarterly or monthly installments based on the lives of two payees as shown in Table C. (See Settlement Options). Rates not shown for Option 5 will be provided upon request. Benefits will be paid for the length of the period and afterward for so long as both payees live.

The amount paid under each Settlement Option will reflect current settlement rates in effect at the time of settlement. The current settlement rates will not be less than the guaranteed rates. The guaranteed rates are based on interest credited at 3 1/2% per year and the 1983 Table A individual annuity mortality table updated for 45 years with factors from Projection Scale G.

Other reasonable provisions can be made for payment of the Death Benefit Proceeds. Any such provisions must be agreed to by SBL.

ADDITIONAL PROVISIONS FOR PAYMENT OF PROCEEDS

The effective date of a settlement option is the date SBL applies the proceeds under that option. The first payment is due on the effective date of the option except in the case of the deposit option. Under the deposit option the first interest payment will be made at the end of the period selected.

Amounts to be paid under a settlement option after the death of a payee will be paid as due to the surviving or next succeeding payee. If no succeeding payee was named or has survived, SBL will pay the present value of the remaining payments, if any, in a single sum to the primary payee's estate. The present value of any remaining payments is always less than the sum of those payments because of the effects of compound interest.

Any additional interest earnings may be paid in the amount and by the method determined by SBL.

When one of the settlement options is elected, the Owner may choose to increase the income payable under the option. Such election must be in writing to SBL. A cash payment must be sent with such election to provide the additional monthly income. A cash payment including any required Premium Loan will be needed to provide any monthly income increase. Cash payments applied under this provision in excess of $100,000 must be approved by SBL.

Optional settlement options shall be available only with the consent of SBL if the proposed payee is other than a natural person not acting as fiduciary.

--------------------------------------------------------------------------------
PAYMENT PROVISIONS
--------------------------------------------------------------------------------

PAYMENTS FROM THE VARIABLE ACCOUNTS

Within seven days after receipt of all the information needed to process a payment, SBL will pay: (1) Death Benefit Proceeds; or (2) the Net Cash Surrender Value on surrender, partial withdrawals, and loans based on allocations made to the Variable Accounts. SBL will effect a transfer between Variable Accounts or from a Variable Account to the Fixed Account. SBL reserves the right to suspend or delay the payment of such a payment or transfer of amounts based on investment performance of the Variable Account for any period during which:

1. The New York Stock Exchange is closed on other than customary weekend and holiday closing; or

2. Trading on the New York Stock Exchange is restricted as determined by the SEC; or

3. An emergency exists, as determined by the SEC, as a result of which: (a) disposal of securities held in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the Variable Accounts; or

4. The Securities and Exchange Commission, by order, permits postponement for the protection of holders of securities.

Rules and regulations of the Securities and Exchange Commission will govern in determining whether the conditions set forth above exist.

PAYMENTS FROM THE FIXED ACCOUNT

SBL further reserves the right to delay payment of the Net Cash Surrender Value , any loans, any partial withdrawals, or any transfers from the Fixed Account for up to six months from the date of request. This right is required by most states. SBL will notify the Owner if there will be a delay.

--------------------------------------------------------------------------------
GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE CONTRACT

The entire contract between the Owner and the Company consists of this Policy, the application(s) and any amendments, endorsements or riders attached to this Policy. A copy of the application is attached at issue. In the absence of fraud, all statements in an application shall be deemed representations and not warranties. No statement shall be used to void this Policy or to defend against a claim unless: (1) it is contained in the application or in a supplemental application; and (2) a copy of such application is attached to the Policy when issued or made a part of the Policy when changes in the Specified Amount become effective. Any change in the Policy can be made only with the written consent of the President, a Vice President, or the Secretary of SBL.

INCONTESTABILITY

This Policy will be  incontestable by SBL after the expiration of the following:
(1) the initial Specified Amount cannot be contested after the Policy has been in force during the Insured's lifetime for two years from the Issue Date; (2) if the Insured is changed, the Policy cannot be contested after it has been in force during the new Insured's lifetime for two years from the effective date of the exchange; and (3) an increase in the Specified Amount cannot be contested after the increase has been in force during an Insured's lifetime for two years from its effective date.

MISSTATEMENT OF AGE AND SEX

If the age or the sex (unless unisex cost of insurance rates apply) of the Insured has been incorrectly stated, the death benefit under this Policy will be adjusted. The amount of the death benefit that will be paid is that which would have been purchased at the correct age or sex.

SUICIDE EXCLUSION

If the Insured commits suicide, while sane or insane, within 2 years from the Issue Date, a limited death benefit will be paid. The death benefit will be an amount equal to the premiums paid for the Policy, less any partial withdrawals, costs for riders, and any outstanding Policy Debt. If the Insured has been changed and the new insured dies by suicide, while sane or insane, within two years of the exchange date, no Death Benefit Proceeds will be paid. Instead, SBL will: (1) return the Net Cash Surrender Value as of the exchange date; plus (2) the premiums paid since the exchange date; less (3) the sum of any increase in Policy Debt; less (4) any partial withdrawal amounts; and (5) any dividends paid in cash since the exchange date. If an Insured dies by suicide, while sane or insane, with two years of the effective date of any increase in the Specified Amount, SBL will refund the cost of insurance charges made with respect to such increase.

EFFECTIVE DATE

The Policy will be in force when each of the following conditions has been satisfied during the lifetime of the Proposed Insured:

1.  the application has been approved by SBL; and

2. a full minimum initial premium as shown on page 3 has been paid while the Proposed Insured is alive and while the status of insurability of the Proposed Insured is as stated in the application.

DATE OF TERMINATION

This Policy will terminate on the earliest of:

1.  the date of the Insured's death;

2.  the date of receipt of the Owner's request to surrender;

3.  the Maturity Date;

4.  the date of lapse.

DATES

Monthly Payment Dates, Policy Years, and Policy anniversaries are all measured from the Policy Date. All deductions are made on the Monthly Payment Date. The Monthly Payment Date is the same day of a calendar month as the Policy Date. The contestable and suicide periods begin with the Issue Date. All dates are shown on page 3.

RIGHT TO EXCHANGE POLICY

Subject to certain restrictions, during the first 24 months following the Policy Date, if the Policy is then in force, the Owner may exchange this Policy for a fixed-benefit life insurance policy issued and made available for exchange by SBL. The exchange will be made without evidence of insurability. The policy provisions and applicable charges for the new policy will be based on the same age, rating class, and underwriting class of the Insured and Specified Amount and Policy Date as under this Policy.

An exchange will be effective on the Monthly Payment Date following SBL's receipt of written notice in proper form of the Owner's request to exchange and payment of any fee. SBL reserves the right to charge a fee of up to $200 to effect an exchange. This fee will not be deducted from Accumulated Value, but must be paid directly by SBL. Any outstanding Policy Debt must be repaid on or before the effective date of the exchange.

CLAIMS OF CREDITORS

The proceeds and any payment under this Policy are exempt from the claims of creditors to the extent allowed by law.

RECEIVED BY THE COMPANY

The phrase "received by SBL" means receipt by SBL at its Home Office.

EXCHANGE OF INSURED

After the first Policy Year, the Owner may exchange the named Insured on this Policy for a new insured. This exchange will be subject to the following conditions:

1.  the new insured must submit evidence of insurability acceptable to SBL;

2. the Owner must make written application for the exchange and return this Policy for reissue; and

3. the Owner must pay $100 to cover the cost to administer processing the exchange.

The charge of $100 will not be added to or deducted from the Accumulated Value. This amount will be paid directly to SBL.

A request for an exchange if insured will be subject to the Guideline Premiums Limitation as defined in the IRS Code. Such request will not be allowed if the resulting Guideline Premiums could cause an amount in excess of the Net Cash Surrender Value to be dispersed from the Policy.

The exchange date is the first Monthly Payment Date on or after the date the exchange conditions are met. Coverage on the new insured will become effective on the exchange date. Coverage on the current Insured will cease on the day before the exchange date.

The Policy Date will not be changed unless the new insured was born after the Policy Date. In that case, the new policy date will be the Policy anniversary on or next following the birth date of the new insured. The Specified Amount will not be affected by the exchange. If a different Specified Amount is desired on the new insured, the Change in Specified Amounts provision of the Policy may be used. Any debt or assignment outstanding against this Policy will not be affected by the exchange.

The Cost of Insurance Rates for the new insured will be those which apply for the new insured's age, sex (unless unisex cost of insurance rates apply), rating class, and underwriting class, Specified Amount and Policy duration. Riders on the new insured will be added only with consent of SBL and subject to SBL's requirements.

POLICY STATEMENTS

At least once a year, SBL will send a statement showing the Specified Amount, Accumulated Value, loan transactions, partial withdrawals, premiums paid and charges as of the statement date. A report showing the current Accumulated Value and Net Cash Surrender Value will be furnished at any time upon written request from the Owner.

COMPLIANCE

SBL reserves the right to make any change to the provisions of this Policy to comply with or give the Owner benefit of any federal or state statute, rule or regulation. This includes, but is not limited to, requirements for life insurance contracts under the IRS Code or the laws of any state. SBL will provide the Owner with a copy of any such change and will also file such change with the insurance regulatory officials of the state in which the contract is delivered.

PARTICIPATING

The Policy is participating and will share in the surplus earnings of SBL. Any dividends allocated by SBL to policies of this class will be apportioned annually beginning at the end of the first Policy Year and, at the option of the Owner, will be paid by: (1) applying the dividend toward payment of a premium; or (2) paying the dividend in cash. If no option is chosen, the dividend will be applied as a premium. However, the current dividend is zero. SBL does not expect to pay dividends.

BASIS OF VALUES

A detailed statement showing how values are determined has been filed with the state insurance department. All values are not less than the minimums required by the law in the state in which the Policy is delivered. All values are based on the 1980 Commissioners Standard Ordinary Mortality Tables, Age Last Birthday, Male or Female, and Nonsmoker or Smoker and interest at the guaranteed rate shown on page 3A. Where unisex cost of insurance rates apply, values are based on the 1980 Commissioners Standard Ordinary Mortality Table B, Age Last Birthday, Nonsmoker or Smoker and interest at the guaranteed rate shown on page 3A. Unisex rates are used where proper under applicable law and in policies purchased by employers and employee organizations in connection with employment-related insurance or benefit programs.

--------------------------------------------------------------------------------
SEPARATE ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

SEPARATE ACCOUNT DEFINED

When used in this Policy, Separate Account means the Security Varilife Separate Account. The Separate Account is a unit investment trust registered with the SEC. It is also subject to the laws of the State of Kansas. The Separate Account is divided into subaccounts, called Variable Accounts. The income, gains, and losses from each of the Variable Accounts will be charged to it, without regard to the performance of the other Variable Accounts.

SBL owns the assets in the Separate Account and is required to maintain sufficient assets in the Separate Account to meet expected obligations of the policies funded by the Account. The income, gains, or losses of the Separate Account are credited to or charged against the assets of the Separate Account without regard to the other income, gains, or losses of SBL. Assets in the Separate Account set aside for the reserves and other liabilities under the policies may not be charged with liabilities arising from any other business that SBL conducts. SBL may transfer to its General Account any assets which exceed expected obligations of the Separate Account. All obligations arising under the Policy are general corporate obligations of SBL. SBL may invest its own assets in the Separate Account for other purposes, but not to support policies other than variable life insurance policies. SBL may accumulate in the Separate Account proceeds from various policy charges and investment results which apply to those assets.

The assets of the Separate Account shall be valued on each Valuation Date.

The investment policy of the Separate Account shall not be changed without the approval of the Insurance Commissioner of the state of Kansas. The process for securing such approval is on file with the Insurance Commissioner of your state.

OWNERSHIP OF SEPARATE ACCOUNT

SBL has exclusive and absolute ownership and control of the assets of the Separate Account. SBL will send the Owner at least once each year a report stating the number of Accumulation Units credited to the Owner's account, a statement of investments held by each Series, proxy material and a voting form.

FUND DEFINED

The Variable Accounts of the Separate Account are invested wholly in the Series of the mutual fund as shown on page 3A. The mutual fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940. The mutual fund's advisory fees and its expenses are not fixed or specified under the terms of the Policy.

ADDITION DELETION OR SUBSTITUTION OF INVESTMENTS

SBL reserves the right, subject to applicable law, and, if necessary, after notice to and prior approval from the SEC and/or state insurance authorities, to make additions to, deletions from, or substitutions for the investments held by the Separate Account or that the Separate Account may purchase. The Separate Account may, to the extent allowed by law, purchase other securities for other contracts or permit a conversion between contracts upon request by the Owners. SBL may, in its sole discretion, also establish additional subaccounts of the Separate Account. Each subaccount would invest in shares corresponding to a new portfolio of the mutual fund or in shares of another investment company having a specified investment objective. SBL may, in its sole discretion, establish new subaccounts or delete one or more of the subaccounts if marketing needs, tax considerations or investment conditions warrant. Any new subaccounts may be made available to existing Owners on a basis to be determined by SBL.

If any of these substitutions or changes are made, SBL may by proper endorsement change the Policy to reflect the substitution or change. If SBL deems it to be in the best interest of the Owners, and subject to any approvals that may be required under the applicable law, the account may be operated as a management company under the Investment Company Act of 1940. It may be deregistered under that Act if registration is no longer required. Also, it may be combined with other Company separate accounts. To the extent allowed by applicable law, SBL may also transfer the assets of the Separate Account for the policies to another separate account. Also, SBL may, when allowed by law, restrict or delete any voting rights of Owners or other persons who have voting rights as to the Separate Account. The Owner may be notified of any material change in the investment policy of any series in which the Owner has an interest.

                               SETTLEMENT OPTIONS
                     AMOUNTS PAYABLE PER $1,000 OF PROCEEDS

      TABLE A-OPTION 2                 TABLE B-OPTION 4-LIFE INCOME OPTIONS WITH
        INCOME FOR A                   MONTHLY INSTALLMENTS FOR A FIXED TERM AND
        FIXED PERIOD                     AFTERWARDS AS LONG AS THE PAYEE LIVES

    PERIOD       MONTHLY            AGE OF PAYEE ON
   OF YEARS     PAYMENTS           NEAREST BIRTHDAY           0 YEARS       5 YEARS      10 YEARS     15 YEARS      20 YEARS
                                ----------------------
                                         MALE
       1          $84.28                  35                   $ 3.53        $ 3.53       $ 3.53         $ 3.53        $3.52
       2           42.66                  36                     3.56          3.56         3.56           3.55         3.55
       3           28.79                  37                     3.59          3.59         3.59           3.58         3.57
       4           21.86                  38                     3.62          3.62         3.62           3.61         3.60
       5           17.70                  39                     3.65          3.65         3.65           3.64         3.63

       6           14.93                  40                     3.69          3.69         3.68           3.67         3.66
       7           12.95                  41                     3.72          3.72         3.72           3.71         3.69
       8           11.47                  42                     3.76          3.76         3.75           3.74         3.73
       9           10.32                  43                     3.80          3.80         3.79           3.78         3.76
      10            9.39                  44                     3.84          3.84         3.83           3.82         3.80

      11            8.64                  45                     3.88          3.88         3.87           3.86         3.84
      12            8.02                  46                     3.93          3.92         3.92           3.90         3.87
      13            7.49                  47                     3.97          3.97         3.96           3.94         3.91
      14            7.03                  48                     4.02          4.02         4.01           3.99         3.96
      15            6.64                  49                     4.07          4.07         4.06           4.03         4.00

      16            6.30                  50                     4.13          4.12         4.11           4.08         4.05
      17            6.00                  51                     4.19          4.18         4.16           4.14         4.09
      18            5.73                  52                     4.25          4.24         4.22           4.19         4.14
      19            5.49                  53                     4.31          4.30         4.28           4.25         4.19
      20            5.27                  54                     4.38          4.37         4.35           4.31         4.25

                                          55                     4.45          4.44         4.41           4.37         4.30
                                          56                     4.52          4.51         4.48           4.43         4.36
                                          57                     4.60          4.59         4.56           4.50         4.42
                                          58                     4.68          4.67         4.64           4.57         4.47
                                          59                     4.47          4.76         4.72           4.65         4.53

                                          60                     4.87          4.85         4.81           4.72         4.60
                                          61                     4.97          4.95         4.90           4.80         4.66
                                          62                     5.07          5.05         5.00           4.89         4.72
                                          63                     5.19          5.17         5.10           4.97         4.79
                                          64                     5.31          5.29         5.20           5.06         4.85

                                          65                     5.44          5.41         5.32           5.15         4.92
                                          66                     5.58          5.55         5.44           5.24         4.98
                                          67                     5.73          5.69         5.56           5.34         5.05
                                          68                     5.89          5.84         5.69           5.44         5.11
                                          69                     6.06          6.00         5.82           5.54         5.17

                                          70                     6.24          6.17         5.97           5.64         5.23
                                          71                     6.43          6.35         6.11           5.74         5.29
                                          72                     6.63          6.53         6.26           5.84         5.35
                                          73                     6.84          6.73         6.41           5.94         5.40
                                          74                     7.07          6.94         6.57           6.04         5.45

                                          75                     7.31          7.16         6.74           6.14         5.50
                                          76                     7.57          7.39         6.90           6.23         5.54
                                          77                     7.85          7.64         7.08           6.33         5.58
                                          78                     8.15          7.90         7.25           6.42         5.61
                                          79                     8.47          8.18         7.43           6.50         5.64

                                          80                     8.81          8.47         7.61           6.59         5.67
                                          81                     9.18          8.78         7.79           6.66         5.70
                                          82                     9.57          9.10         7.97           6.73         5.72
                                          83                    10.00          9.44         8.15           6.80         5.73
                                          84                    10.45          9.79         8.33           6.86         5.74
                                          85                    10.95         10.17         8.50           6.92         5.74

Option 4 is available only at the ages shown.

Annual, semiannual, or quarterly payments can be determined from Table A, B or C by multiplying the monthly payment by 11.812854, 5.9572233, and 2.9914201 respectively.

                               SETTLEMENT OPTIONS
                     AMOUNTS PAYABLE PER $1,000 OF PROCEEDS

                                       TABLE B-OPTION 4-LIFE INCOME OPTIONS WITH
                                       MONTHLY INSTALLMENTS FOR A FIXED TERM AND
                                         AFTERWARDS AS LONG AS THE PAYEE LIVES

                                    AGE OF PAYEE ON
                                   NEAREST BIRTHDAY           0 YEARS       5 YEARS      10 YEARS     15 YEARS      20 YEARS
                                ----------------------
                                         MALE

Option 4 is available only
at the ages shown.

Rates not shown for
Option 5 will be
provided on request.

Annual, semiannual, or
quarterly payments can
be determined from
Table A, B or C by
multiplying  the monthly
payment by  11.812854,
5.9572233,  and  2.9914201
respectively.

                                          35                   $ 3.40        $ 3.40       $ 3.40         $ 3.40        $3.39
                                          36                     3.42          3.42         3.42           3.42         3.41
                                          37                     3.44          3.44         3.44           3.44         3.44
                                          38                     3.47          3.47         3.47           3.46         3.46
                                          39                     3.49          3.49         3.49           3.49         3.48

                                          40                     3.52          3.52         3.52           3.51         3.51
                                          41                     3.55          3.54         3.54           3.54         3.53
                                          42                     3.57          3.57         3.57           3.57         3.56
                                          43                     3.60          3.60         3.60           3.60         3.59
                                          44                     3.64          3.64         3.63           3.63         3.62

                                          45                     3.67          3.67         3.67           3.66         3.65
                                          46                     3.70          3.70         3.70           3.69         3.68
                                          47                     3.74          3.74         3.74           3.73         3.72
                                          48                     3.78          3.78         3.77           3.77         3.75
                                          49                     3.82          3.82         3.81           3.80         3.79

                                          50                     3.86          3.86         3.86           3.85         3.83
                                          51                     3.91          3.91         3.90           3.89         3.87
                                          52                     3.95          3.95         3.95           3.93         3.91
                                          53                     4.00          4.00         3.99           3.98         3.96
                                          54                     4.06          4.05         4.05           4.03         4.00

                                          55                     4.11          4.11         4.10           4.08         4.05
                                          56                     4.17          4.17         4.16           4.14         4.10
                                          57                     4.23          4.23         4.22           4.19         4.15
                                          58                     4.30          4.29         4.28           4.25         4.21
                                          59                     4.37          4.36         4.35           4.32         4.27

                                          60                     4.44          4.44         4.42           4.38         4.33
                                          61                     4.52          4.51         4.49           4.45         4.39
                                          62                     4.60          4.59         4.57           4.52         4.45
                                          63                     4.69          4.68         4.65           4.60         4.52
                                          64                     4.78          4.77         4.74           4.68         4.58

                                          65                     4.88          4.87         4.84           4.76         4.65
                                          66                     4.99          4.98         4.93           4.85         4.72
                                          67                     5.10          5.09         5.04           4.94         4.79
                                          68                     5.23          5.21         5.15           5.04         4.86
                                          69                     5.36          5.34         5.27           5.14         4.94

                                          70                     5.50          5.48         5.39           5.24         5.01
                                          71                     5.65          5.62         5.53           5.35         5.08
                                          72                     5.82          5.78         5.67           5.46         5.15
                                          73                     5.99          5.95         5.81           5.57         5.22
                                          74                     6.19          6.14         5.97           5.68         5.29

                                          75                     6.39          6.33         6.13           5.80         5.35
                                          76                     6.61          6.54         6.30           5.91         5.41
                                          77                     6.85          6.76         6.48           6.03         5.47
                                          78                     7.10          6.99         6.66           6.14         5.52
                                          79                     7.38          7.25         6.85           6.25         5.57

                                          80                     7.67          7.52         7.05           6.35         5.61
                                          81                     8.00          7.80         7.25           6.45         5.65
                                          82                     8.35          8.11         7.45           6.55         5.68
                                          83                     8.73          8.44         7.66           6.64         5.70
                                          84                     9.14          8.80         7.86           6.73         5.72
                                          85                     9.59          9.17         8.07           6.81         5.73

--------------------------------------------------------------------------------
        TABLE C - OPTION 5 - JOINT & LAST SURVIVOR - MONTHLY INSTALLMENTS
--------------------------------------------------------------------------------

                                        FEMALE                                           MALE AGE
                                          AGE                    55           60            62           65            70
--------------------------------------------------------------------------------------------------------------------------------
Until last Death of Two                   55                     3.85          3.93         3.95           3.99         4.03
Payees per $1,000 of                      60                     3.98          4.10         4.15           4.21         4.29
benefit amount                            62                     4.03          4.18         4.23           4.30         4.40
                                          65                     4.11          4.28         4.35           4.45         4.59
                                          70                     4.21          4.45         4.54           4.69         4.92

                       A BRIEF DESCRIPTION OF THIS POLICY

   This is a Flexible Premium VARIABLE LIFE INSURANCE POLICY

   - The Policy proceeds are payable if the Insured dies before the Maturity Date and while the Policy is in force.

   - The Net Cash Surrender Value, if any, is payable on the Maturity Date if the Insured is alive and the Policy is in force.

   - Flexible Premiums are payable during the life of the Insured to the Maturity Date.

   -   This Policy is participating.

THIS POLICY'S ACCUMULATED VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS. SEE THE DEATH BENEFIT PROVISIONS FOR DETAILS.

[LOGO]              SECURITY BENEFIT LIFE INSURANCE COMPANY
               A Member of The Security Benefit Group of Companies 700 Harrison, Topeka, KS 66636-0001 (913) 295-3000

                   TABLE OF GUARANTEED COST OF INSURANCE RATES
                            MONTHLY RATES PER $1,000
                                    PREFERRED

                                        WAIVER OF                                                   WAIVER OF MONTHLY
                                         MONTHLY                                                        DEDUCTION
  ATTAINED              LIFE            DEDUCTION                   ATTAINED             LIFE          PERCENTAGES*
    AGE                 RATE          PERCENTAGES*                    AGE                RATE
       18             0.1242               1.37                          58            0.8575              21.57**
       19             0.1275               1.37                          59            0.9392              23.03**

       20             0.1292               1.37                          60            1.0317               5.70**
       21             0.1283               1.50                          61            1.1358               4.92**
       22             0.1258               1.63                          62            1.2558               3.93**
       23             0.1242               1.77                          63            1.3942               3.84**
       24             0.1217               1.91                          64            1.5483               4.13**

       25             0.1192               2.04                          65            1.7150
       26             0.1175               2.27                          66            1.8950
       27             0.1158               2.50                          67            2.0867
       28             0.1158               2.73                          68            2.2925
       29             0.1167               2.96                          69            2.5217

       30             0.1175               3.19                          70            2.7992
       31             0.1200               3.52                          71            3.0975
       32             0.1233               3.83                          72            3.4242
       33             0.1283               4.15                          73            3.8183
       34             0.1342               4.48                          74            4.2542

       35             0.1400               4.79                          75            4.7277
       36             0.1483               5.19                          76            5.2193
       37             0.1575               5.59                          77            5.7367
       38             0.1692               5.99                          78            6.2833
       39             0.1808               6.38                          79            6.8758

       40             0.1950               6.78                          80            7.5333
       41             0.2092               7.40                          81            8.2733
       42             0.2250               8.02                          82            9.1117
       43             0.2425               8.63                          83           10.0458
       44             0.2608               9.25                          84           11.0583

       45             0.2817               9.87                          85           12.1283
       46             0.3033              10.77                          86           13.2442
       47             0.3275              11.66                          87           14.3983
       48             0.3542              12.56                          88           15.5850
       49             0.3817              13.46                          89           16.8200

       50             0.4142              14.35                          90           18.1208
       51             0.4508              15.28                          91           19.5158
       52             0.4933              16.21                          92           21.0583
       53             0.5417              17.15                          93           22.8975
       54             0.5950              18.08                          94           25.3433

       55             0.6533              19.01
       56             0.7167              19.86**
       57             0.7850              20.71**

* Percentages of Total Monthly Deduction, based on attained age of the insured. The charge is the waiver percentage multiplied by the monthly deduction for the current month divided by 100.

** Rates at these ages are for renewal only.

                  TABLE OF GUARANTEED COST OF INSURANCE RATES
                            MONTHLY RATES PER $1,000
                                    STANDARD

                                          WAIVER OF                                                       WAIVER OF
                                           MONTHLY                                                         MONTHLY
    ATTAINED            LIFE              DEDUCTION                   ATTAINED          LIFE              DEDUCTION
      AGE               RATE            PERCENTAGES*                    AGE             RATE             PERCENTAGES*
       18             0.1658               1.53                          58            1.5533              19.11**
       19             0.1717               1.53                          59            1.6783              20.03**

       20             0.1742               1.53                          60            1.8183               5.63**
       21             0.1750               1.69                          61            1.9767               4.87**
       22             0.1733               1.84                          62            2.1592               3.90**
       23             0.1708               2.00                          63            2.3633               3.82**
       24             0.1667               2.15                          64            2.5858               4.10**

       25             0.1625               2.31                          65            2.8225
       26             0.1608               2.56                          66            3.0667
       27             0.1600               2.82                          67            3.3175
       28             0.1608               3.07                          68            3.5767
       29             0.1633               3.32                          69            3.8558

       30             0.1683               3.57                          70            4.1658
       31             0.1742               3.88                          71            4.5192
       32             0.1817               4.20                          72            4.9217
       33             0.1908               4.51                          73            5.3717
       34             0.2017               4.82                          74            5.8675

       35             0.2150               5.13                          75            6.3958
       36             0.2317               5.44                          76            6.9367
       37             0.2508               5.74                          77            7.4800
       38             0.2733               6.05                          78            8.0317
       39             0.2992               6.36                          79            8.6108

       40             0.3283               6.67                          80            9.2417
       41             0.3608               7.13                          81            9.9417
       42             0.3958               7.59                          82           10.7242
       43             0.4325               8.05                          83           11.5917
       44             0.4733               8.50                          84           12.5075

       45             0.5158               8.97                          85           13.4517
       46             0.5608               9.69                          86           14.4058
       47             0.6083              10.41                          87           15.3967
       48             0.6600              11.12                          88           16.4367
       49             0.7167              11.84                          89           17.4975

       50             0.7783              12.57                          90           18.6367
       51             0.8483              13.33                          91           19.8525
       52             0.9275              14.09                          92           21.2383
       53             1.0167              14.86                          93           22.9650
       54             1.1133              15.62                          94           25.3433

       55             1.2167              16.38
       56             1.3242              17.29**
       57             1.4358              18.21**

* Percentages of Total Monthly Deduction, based on attained age of the insured. The charge is the waiver percentage multiplied by the monthly deduction for the current month divided by 100.

** Rates at these ages are for renewal only.

                               SETTLEMENT OPTIONS
                     AMOUNTS PAYABLE PER $1,000 OF PROCEEDS

      TABLE A-OPTION 2                 TABLE B-OPTION 4-LIFE INCOME OPTIONS WITH
        INCOME FOR A                   MONTHLY INSTALLMENTS FOR A FIXED TERM AND
        FIXED PERIOD                     AFTERWARDS AS LONG AS THE PAYEE LIVES

    PERIOD       MONTHLY            AGE OF PAYEE ON
   OF YEARS      PAYMENTS          NEAREST BIRTHDAY           0 YEARS       5 YEARS      10 YEARS     15 YEARS      20 YEARS
                                ----------------------
                                         MALE

       1          $84.28                  35                   $ 3.40        $ 3.40       $ 3.40         $ 3.40        $3.39
       2           42.66                  36                     3.42          3.42         3.42           3.42         3.41
       3           28.79                  37                     3.44          3.44         3.44           3.44         3.44
       4           21.86                  38                     3.47          3.47         3.47           3.46         3.46
       5           17.70                  39                     3.49          3.49         3.49           3.49         3.48

       6           14.93                  40                     3.52          3.52         3.52           3.51         3.51
       7           12.95                  41                     3.55          3.54         3.54           3.54         3.53
       8           11.47                  42                     3.57          3.57         3.57           3.57         3.56
       9           10.32                  43                     3.60          3.60         3.60           3.60         3.59
      10            9.39                  44                     3.64          3.64         3.63           3..63        3.62

      11            8.64                  45                     3.67          3.67         3.67           3.66         3.65
      12            8.02                  46                     3.70          3.70         3.70           3.69         3.68
      13            7.49                  47                     3.74          3.74         3.74           3.73         3.72
      14            7.03                  48                     3.78          3.78         3.77           3.77         3.75
      15            6.64                  49                     3.82          3.82         3.81           3.80         3.79

      16            6.30                  50                     3.86          3.86         3.86           3.85         3.83
      17            6.00                  51                     3.91          3.91         3.90           3.89         3.87
      18            5.73                  52                     3.95          3.95         3.95           3.93         3.91
      19            5.49                  53                     4.00          4.00         3.99           3.98         3.96
      20            5.27                  54                     4.06          4.05         4.05           4.03         4.00

                                          55                     4.11          4.11         4.10           4.08         4.05
                                          56                     4.47          4.17         4.16           4.14         4.10
                                          57                     4.23          4.23         4.22           4.19         4.15
Option 4 is available only                58                     4.30          4.29         4.28           4.25         4.21
at the ages shown.                        59                     4.37          4.36         4.35           4.32         4.27

Rates not shown for                       60                     4.44          4.44         4.42           4.38         4.33
Option 5 will be provided                 61                     4.52          4.51         4.49           4.45         4.39
on request.                               62                     4.60          4.59         4.57           4.52         4.45
                                          63                     4.69          4.68         4.65           4.60         4.52
Annual, semiannual, or                    64                     4.78          4.77         4.74           4.68         4.58
quarterly payments can
be determined from                        65                     4.88          4.87         4.84           4.76         4.65
Table A, B or C by                        66                     4.99          4.98         4.93           4.85         4.72
multiplying the monthly                   67                     5.10          5.09         5.04           4.94         4.79
payment by 11.812854,                     68                     5.23          5.21         5.15           5.04         4.86
5.9572233, and                            69                     5.36          5.34         5.27           5.14         4.94
2.9914201 respectively.                   70                     5.50          5.48         5.39           5.24         5.01
                                          71                     5.65          5.62         5.53           5.35         5.08
                                          72                     5.82          5.78         5.67           5.46         5.15
                                          73                     5.99          5.95         5.81           5.57         5.22
                                          74                     6.19          6.14         5.97           5.68         5.29

                                          75                     6.39          6.33         6.13           5.80         5.35
                                          76                     6.61          6.54         6.30           5.91         5.41
                                          77                     6.85          6.76         6.48           6.03         5.47
                                          78                     7.10          6.99         6.66           6.14         5.52
                                          79                     7.38          7.25         6.85           6.25         5.57

                                          80                     7.67          7.52         7.05           6.35         5.61
                                          81                     8.00          7.80         7.25           6.45         5.65
                                          82                     8.35          8.11         7.45           6.55         5.68
                                          83                     8.73          8.44         7.66           6.64         5.70
                                          84                     9.14          8.80         7.86           6.73         5.72
                                          85                     9.59          9.17         8.07           6.81         5.73

--------------------------------------------------------------------------------
        TABLE C - OPTION 5 - JOINT & LAST SURVIVOR - MONTHLY INSTALLMENTS
--------------------------------------------------------------------------------

                                        FEMALE                                           MALE AGE
                                          AGE                    55           60            62           65            70
--------------------------------------------------------------------------------------------------------------------------------
Until last Death of Two                   55                     3.85          3.93         3.95           3.99         4.03
Payees per $1,000 of                      60                     3.98          4.10         4.15           4.21         4.29
benefit amount                            62                     4.03          4.18         4.23           4.30         4.40
                                          65                     4.11          4.28         4.35           4.45         4.59
                                          70                     4.21          4.45         4.54           4.69         4.92

--------------------------------------------------------------------------------
                          SEPARATE ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

ADDITION DELETION OR SUBSTITUTION OF INVESTMENTS

SBL reserves the right, subject to applicable law, and, if necessary, after notice to and prior approval from the SEC and/or state insurance authorities, to make additions to, deletions from, or substitutions for the investments held by the Separate Account or that the Separate Account may purchase. The Separate Account may, to the extent allowed by law, purchase other securities for other contracts or permit a conversion between contracts upon request by the Owners. SBL may, in its sole discretion, also establish additional subaccounts of the Separate Account. Each subaccount would invest in shares corresponding to a new portfolio of the mutual fund or in shares of another investment company having a specified investment objective. SBL may, in its sole discretion, establish new subaccounts or delete one or more of the subaccounts if marketing needs, tax considerations or investment conditions warrant. Any new subaccounts may be made available to existing Owners on a basis to be determined by SBL.

If any of these substitutions or changes are made, SBL may by proper endorsement change the Policy to reflect the substitution or change. If SBL deems it to be in the best interest of the Owners, and subject to any approvals that may be required under the applicable law, the account may be operated as a management company under the Investment Company Act of 1940. It may be deregistered under that Act if registration is no longer required. Also, it may be combined with other Company separate accounts. To the extent allowed by applicable law, SBL may also transfer the assets of the Separate Account for the policies to another separate account. Also, SBL may, when allowed by law, restrict or delete any voting rights of Owners or other persons who have voting rights as to the Separate Account. The Owner may be notified of any material change in the investment policy of any series in which the Owner has an interest.